SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): March 10, 2011
ASHFORD HOSPITALITY TRUST, INC.
(Exact name of registrant as specified in its charter)

MARYLAND	001-31775	86-1062192
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

14185 Dallas Parkway, Suite 1100
Dallas, Texas	75254
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (972) 490-9600
Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On March 10, 2011, Ashford Hospitality Trust, Inc. (the “Company”) formed a new joint venture with Prudential Real Estate Investors (“PREI”) to take ownership of a 28-property hotel portfolio (the “Highland Hospitality Portfolio”) through a debt restructuring and consensual foreclosure. Total consideration for the Highland Hospitality Portfolio was approximately $1.277 billion.
     The Company and PREI formed a new joint venture, PIM Highland Holding LLC (the “New Joint Venture”), pursuant to a Limited Liability Company Agreement (the “New JV Agreement”), dated March 10, 2011, by and between PRISA III Investments, LLC, an affiliate of PREI, and Ashford Hospitality Limited Partnership (“AHLP”), a subsidiary of the Company. In accordance with the terms of the New JV Agreement, the Company, through AHLP, will own 71.74% of the New Joint Venture. In connection with its formation, the New Joint Venture effectuated a consensual foreclosure and restructuring of certain mezzanine loans and senior loans on the Highland Hospitality Portfolio. As a result of this restructuring, the New Joint Venture owns, directly or indirectly, each of the Highland Hospitality Portfolio hotels.
     The Highland Hospitality Portfolio acquired by the New Joint Venture consists of 17 full-service, upper-upscale and luxury hotels, which comprise 5,684 rooms and feature brands such as Ritz-Carlton, Marriott, Hilton, Hyatt, Renaissance, Sheraton and Westin. The remaining 11 hotels have 2,400 rooms and include brands such as Crowne Plaza, Hilton Garden Inn, Courtyard, Residence Inn and Hampton Inn.
     The Company will operate the hotels under management agreements with Remington Lodging, Marriott, Hyatt, McKibbon, and Hilton.
     At closing, AHLP invested $150 million and PRISA III invested $50 million to reduce debt and to fund projected capital expenditures. AHLP funded its contribution from available cash. AHLP will own 71.74% of the New Joint Venture and PRISA III will own 28.26%, partially reflecting previous investments made by both parties. At closing, a $32 million reserve was set aside to be used for owner funded capital expenditures.
     The New Joint Venture worked out a consensual restructuring with the existing senior lenders. The existing senior lenders will provide $530 million of first mortgage three-year financing with two one-year extension options on 25 of the hotels and the New Joint Venture assumed first mortgage financing of $146 million on three of the hotels with approximately two years remaining until maturity. Additionally, certain lenders will provide $419 million of mezzanine financing that will cover all 28 hotels. The structure provides for fixed and floating rates with LIBOR floors and spreads for various tranches with an anticipated first year interest rate of 5.25% based upon the current forward LIBOR curve.
     Additionally, Ashford Hospitality Finance, LP (“AHF”) entered into a Consent and Settlement Agreement (the “Settlement Agreement”) with Wells Fargo Bank, N.A. (“Wells”), as successor by merger to Wachovia Bank, National Association, on March 10, 2011 to resolve potential disputes and claims between AHF and Wells relating to AHF’s purchase of a participation interest in certain mezzanine loans. Wells denied the allegations in AHF’s complaint and further denies any liability for the claims asserted by AHF; however, the Settlement Agreement was entered into to resolve AHF’s claims against Wells and to secure Wells’ consent to AHF’s participation in the Highland Hospitality Portfolio restructuring. Pursuant to the Settlement Agreement, Wells has agreed to pay $30 million to AHF in varying payments over the next five years, or earlier if certain conditions are satisfied. As part of the Settlement Agreement, AHF and Wells have agreed to a mutual release of claims.
     The foregoing summary is qualified in its entirety by reference to the New JV Agreement, the loan agreements and the Settlement Agreement each of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2011.
Item 2.01. Acquisition or Disposition of Assets.
The information contained in Item 1.01 is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(a)	Financial Statements
(1)	Financial Statements of Acquired Properties

All required financial statements of the acquired properties will be filed by amendment to this Form 8-K no later than 71 days after the date this initial report on Form 8-K must be filed.

(2)	Pro Forma Financial Information

All required pro forma financial information of the Company, taking into account this acquisition, will be filed no later than 71 days after the date this initial report on Form 8-K must be filed.
(b)	Exhibits
None

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: March 14, 2011

ASHFORD HOSPITALITY TRUST, INC.
By:	/s/ DAVID A. BROOKS
David A. Brooks
Chief Operating Officer and General Counsel